As filed with the Securities and Exchange Commission on June 11, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MOBILITY ELECTRONICS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	86-0843914 (I.R.S. Employer Identification No.)
17800 N. Perimeter, Dr. Suite 200
Scottsdale, Arizona 8255
(Address of Principal Executive Offices)
Restricted Stock Unit Agreement for Michael D. Heil
(Full Title of the Plans)
Joan W. Brubacher
Chief Financial Officer and Executive Vice President
17800 N. Perimeter, Dr. Suite 200
Scottsdale, Arizona 8255
(408) 596-0061
(Name, address and telephone number of agent for service)
Copies of all communications to:
Richard F. Dahlson, Esq.
Jackson Walker L.L.P.
901 Main Street , Suite 6000
Dallas, Texas 75202
(214) 953-5896

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Registration
to be Registered(1)	Registered	Share	Price	Fee
Common Stock, $0.01 par value per share	1,000,000	$2.85(2)	$2,850,000(2)	$87.50

(1)	Upon a future stock split, stock dividend or similar transaction involving the common stock of the Registrant and during the effectiveness of this Registration Statement, the number of securities registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933 based upon the average of the high and low prices of shares of the registrant’s common stock as reported on the Nasdaq Global Market on June 7, 2007.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which previously have been filed with the Commission, are incorporated herein by reference and made a part hereof:
(a)	The Registrant’s latest annual report filed pursuant tot Sections 13(a) or 15(d) of the Exchange Act, that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed:
•	Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 16, 2007
(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred in (a) above:
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the Commission on May 9, 2007; and

•	The Company’s Current Reports on Form 8-K, filed with the SEC on January 5, 2007, January 24, 2007, February 22, 2007, April 12, 2007, and April 18, 2007.
(c)	See Description of the Common Stock contained in Registration Statement on Form S-1 (No. 333-30264), effective as of June 30, 2000 and Registration Statement on Form 8-A and the description of the Company’s preferred stock purchase rights contained in its Registration Statement on Form 8-A/A as filed with the Commission on October 12, 2006, including any amendments or reports filed for the purpose of updating such descriptions.
     Notwithstanding the foregoing, information that we elect to furnish, but not file, or have furnished, but not filed, with the Commission in accordance with Commission rules and regulations is not incorporated into this Registration Statement and does not constitute a part hereof.
     All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall hereby be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

     Item 6. Indemnification of Directors and Officers.
     Our Certificate of Incorporation and By-Laws provide that we must indemnify to the fullest extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in our right) by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The rights to indemnification set forth above are not exclusive of any other rights to which such person may be entitled under any statute, provision of our Certificate of Incorporation or By-Laws, agreements, vote of stockholders or disinterested directors or otherwise.
     Our Certificate of Incorporation and By-Laws generally follow the language of Section 145 of the Delaware General Corporation Law (the “DGCL”) and specify certain circumstances in which a finding is required that the person seeking indemnification acted in good faith, for purposes of determining whether indemnification is available. Under the Certificate of Incorporation and By-Laws, determinations of good faith for purposes of determining whether indemnification is available are made (1) by our board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (3) by the stockholders. We believe that indemnification under our Certificate of Incorporation and By-Laws covers negligence and gross negligence on the part of indemnified parties.
     Pursuant to Section 145 of the DGCL, we generally have the power to indemnify our current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. We also have the power to purchase and maintain insurance for such persons.
     The above discussion of our Certificate of Incorporation and By-Laws and Section 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by each of those documents and that statute.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.

No.	Description

3.1	Certificate of Incorporation of the Company(1)

3.2	Articles of Amendment to the Certificate of Incorporation of the Company dated as of June 17, 1997(2)

3.3	Articles of Amendment to the Certificate of Incorporation of the Company dated as of September 10, 1997(1)

3.4	Articles of Amendment to the Certificate of Incorporation of the Company dated as of July 20, 1998(1)

3.5	Articles of Amendment to the Certificate of Incorporation of the Company dated as of February 3, 2000(1)

3.6	Articles of Amendment to the Certificate of Incorporation of the Company dated as of March 31, 2000(2)

No.	Description

3.7	Amended and Restated Bylaws of the Company, previously filed as an exhibit to the Company’s Registration Statement No. 333-116182 on Form S-8 dated June 4, 2004.

4.1	Rights Agreement between the Company and Computershare Trust Company, dated June 11, 2003, previously filed as an exhibit to Current Report on Form 8-K filed on June 19, 2003.

4.2	Amendment No. 1 to Rights Agreement dated as of August 4, 2006, by and between Mobility Electronics, Inc. and Computershare Trust Company, Inc., previously filed as an exhibit to Current Report on Form 8-K dated August 4, 2006.

4.3	Amendment No. 2 to Rights Agreement dated as of October 11, 2006, by and between Mobility Electronics, Inc. and Computershare Trust Company, previously filed as an exhibit to Current Report on Form 8-K dated October 12, 2006.

5.1*	Opinion of Jackson Walker LLP.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Jackson Walker LLP (included in the opinion filed as Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

*	filed herewith

(1)	Previously filed as an exhibit to Registration Statement No. 333-30264 dated February 11, 2000.

(2)	Previously filed as an exhibit to Amendment No. 2 to Registration Statement No. 333-30264 on Form S-1 dated May 4, 2000.
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference herein.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 11, 2007.

MOBILITY ELECTRONICS, INC.
By:	/s/ Joan W. Brubacher
Joan W. Brubacher, Chief Financial Officer and
Executive Vice President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each of such persons appoints Joan W. Brubacher, with full power to act, his true and lawful attorney-in-fact and agent of him and on his behalf and in his name, place and stead, and in any and all capacities, with full and several power of substitution, to sign and file with the proper authorities any and all documents in connection with this Registration Statement on Form S-8, including amendments thereto, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ Michael D. Heil Michael D. Heil	President, Chief Executive Officer and Director (Principal Executive Officer)	June 11, 2007

/s/ Joan W. Brubacher Joan W. Brubacher	Chief Financial Officer and Executive Vice President(Principal Financial Officer)	June 11, 2007

/s/ Darryl S. Baker Darryl S. Baker	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer	June 11, 2007

/s/ William O. Hunt William O. Hunt	Director	June 11, 2007

/s/ Jeffrey R. Harris Jeffrey R. Harris	Director	June 11, 2007

/s/ Larry M. Carr Larry M. Carr	Director	June 11, 2007

/s/ Robert W. Shaner Robert W. Shaner	Director	June 11, 2007

INDEX TO EXHIBITS

No.	Description

5.1*	Opinion of Jackson Walker LLP.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Jackson Walker LLP (included in the opinion filed as Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).